Exhibit 99.1 Press Release Issued April 25, 2007

Chaparral Steel Company Retains Goldman, Sachs & Co. to Assist in Review of Strategic Alternatives

Midlothian, Texas - April 25, 2007 - Chaparral Steel Company (Nasdaq: CHAP) announced today that its Board of Directors has initiated a review of strategic alternatives. The company has retained Goldman, Sachs & Co. to assist in the review.

During the process, the Company will consider the full range of possible alternatives. These alternatives could include possible strategic partnerships, mergers, acquisitions, sale or recapitalizations. The Company also stated that there can be no assurance that this process will result in a transaction. The Company does not intend to disclose developments regarding its exploration of strategic alternatives unless and until its Board of Directors approves a definitive transaction.

“The Company will only pursue transactions that reflect the full value of this great company” stated Tommy A. Valenta, President and Chief Executive Officer. “To capture that value, all strategic alternatives will be considered.”

Certain Statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. The Company is also a supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at www.chapusa.com.

For further information contact Cary D. Baetz at 972-779-1032.